Exhibit 99

Market Analysis and Strategic Planning

analysis@mosaicco.com

Phosphate Outlook

Calm Before the Storm?

June 30, 2008

Certain statements contained herein constitute “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. Although we believe the assumptions made in connection with the forward-looking statements are reasonable, they do involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of The Mosaic Company, or industry results generally, to be materially different from those contemplated or projected, forecasted, estimated or budgeted (whether express or implied) by such statements.

These risks and uncertainties include but are not limited to the predictability of fertilizer, raw material, energy and transportation markets subject to competitive market pressures; changes in foreign currency and exchange rates; international trade risks; changes in governmental policy, including but not limited to governmental activities to address rising food and crop nutrient prices; changes in environmental and other governmental regulation; adverse weather conditions affecting operations in central Florida or the Gulf Coast of the United States, including potential hurricanes or excess rainfall; actual costs of asset retirement, environmental remediation, reclamation and other environmental regulation differing from management’s current estimates; accidents and other disruptions involving our operations, including brine inflows at our Esterhazy, Saskatchewan potash mine and other potential mine fires, floods, explosions, seismic events or releases of hazardous or volatile chemicals, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

Fundamentals Forecast to Tighten

•    Phosphate prices have stabilized or declined slightly following the end of the spring application season and just ahead of peak summer shipments to key importing countries such as Brazil and India. This seasonal lull appears to be a calm before the storm. Based on our handicapping of potential developments, fundamentals are forecast to strengthen significantly during the next six months.

•    The same factors that have driven prices to record levels during the first half of this year – namely strong demand prospects, a big expected drop in Chinese exports and higher raw material costs – are expected to tighten the phosphate market even further during the second half of the year.

Positive Demand Prospects

•    Recent increases in agricultural commodity prices continue to under-gird a strong phosphate demand outlook worldwide. For example, the 2009 new crop prices for corn, soybeans and wheat climbed to $6.55 per bushel, $14.79 per bushel and $9.40 per bushel, respectively, at the end of June.

•    Despite steep increases in crop input costs, farm economics remain highly profitable for most crops in most regions of the world. That is expected to keep phosphate demand growing at the higher rates of the past few years.

•    Record prices and production will just stop rather than reverse the decline in global grain and oilseed stocks this decade. In fact, the latest USDA statistics show that inventories of the 16 leading grain and oilseed crops will increase only 7.4 million tonnes this year (total grain and oilseed use is projected to total 2.56 billion tonnes in 2008/09!).

•    U.S. phosphate use is forecast to increase 2% to 3% in 2008/09 given the prospect of a rebound in corn acreage to at least the mid-90 million acre range next spring. The latest USDA estimates indicate that U.S. corn stocks will plummet to less than 675 million bushels by the end of the 2008/09 crop year due to a smaller 2008 crop and continued strong demand from both domestic and offshore buyers. USDA right now is evaluating whether to release CRP acres for the 2009 planting season.

•    As a result, U.S. DAP/MAP shipments are forecast to remain at high levels in 2008/09. In fact, shipments are projected to total 7.7 million tons, the second highest level in recent history but down about 3% or 260,000 tons from 2007/08.

•    U.S. DAP/MAP shipments climbed to a record 7.9 million tons in 2007/08, an increase of 10% or more than 700,000 tons from a year earlier. U.S. phosphate use, however, likely declined about 2% due mostly to the drop in planted corn acreage. Producers no doubt shipped more product into the pipeline than was used in 2007/08, but some restocking was needed given the hard flushing of the system during the two previous years.

A Drop in Chinese Phosphate Exports

•    A pick-up in U.S. exports is forecast to more than offset any decline in domestic shipments this fertilizer year. In fact, U.S. DAP/MAP exports are projected to rebound about 1.0 million tons to 8.0 million tons in 2008/09.

•    More exports are needed from U.S. producers because of a large expected drop in Chinese phosphate exports in 2008. China exported 4.0 million tonnes of DAP and MAP in 2007, up sharply from about 1.0 million tonnes in 2006. However, we estimate that Chinese producers shorted local customers by as much as 2.0 million tonnes last year. Chinese planners imposed a 35% export tax on all phosphate products on January 1 and then increased this rate to 135% on April 20 in order to shut off exports and insure adequate supplies for domestic farmers.

•    The higher export tax is in effect until October 1, but most analysts expect that the government will extend the 135% rate through at least the end of 2008. As a consequence, Chinese DAP/MAP exports are projected to drop in half to about 2.0 million tonnes in 2008.

•    The latest statistics from China Customs show that producers exported more DAP/MAP during the first five months of this year than a year ago. In fact, Chinese DAP/MAP exports during the first five months of 2008 totaled almost 1.2 million tonnes, up 31% or about 280,000 tonnes from a year earlier. Much of this increase occurred in January and included product that was sold and custom cleared before export taxes were increased. Exports have declined during the last couple of months and are expected to remain at much lower levels for the rest of 2008.

•    China exported 3.0 million tonnes of DAP/MAP during the last seven months of 2007. If our forecast of 2.0 million tonnes is on target, then that would imply that China will export just 0.8 million tonnes during the rest of this year or 2.2 million tonnes less than a year ago. The loss of these tonnes creates a big hole that other suppliers will need to fill during the next several months.

Raw Materials Cost Pressures

•    Raw materials costs continue to escalate. Phosphate rock prices fob Morocco for Q3 shipment have increased to the $450 to $500 per tonne range, up another $100 per tonne from Q2 and up almost $300 per tonne from Q1.

•    Sulphur prices also continue their climb into uncharted territory. The price of sulphur delivered to key Asian markets has increased to the $850 per tonne range for Q3 shipments.

•    Ammonia prices likely bottomed in June at $515 per tonne delivered Tampa. July deliveries were priced at $585 per tonne and ammonia prices appear headed back to more than $600 per tonne due to the surge in urea prices, numerous production outages and rising natural gas costs in North America, Europe and the FSU.

•    The cost of the three raw materials alone delivered to India has now climbed to more than $1,220 per tonne of DAP.

Extremely Low Projected U.S. Producer Stocks

•    Based on these forecasts and assumptions, U.S. DAP/MAP producer stocks are forecast to stay at extremely low levels throughout the 2008/09 fertilizer year. In fact, month-end stocks are projected to drop below the low levels of last year during the next six months.

•    This analysis includes additional production from the re-start of one phosphoric acid line at Mosaic’s South Pierce plant beginning in November 2008. This is expected to add about 250,000 tonnes of DAP/MAP during the last half of the 2008/09 fertilizer year.